EXHIBIT 10.1
SEPARATION AGREEMENT AND RELEASE
     THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”), by and between Jonathan J. Judge (“Employee” or “you”) and PAYCHEX, INC. (the “Company”) and its parents, subsidiaries, divisions, affiliates, and/or related business entities, and with respect to each of them, their predecessors, successors and assigns, employee benefit plans or funds, and with respect to each such entity, all of its or their past and/or present shareholders, directors, officers, attorneys, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “Company”) is made on July 12, 2010.
     1. SEPARATION DATE.
          a. You have informed the Company that your voluntary separation date, which shall be your last day of employment with the Company, will be July 31, 2010 (the “Separation Date”). From the date hereof through the Separation Date (the “Notice Period”), you shall continue to be an employee of the Company, the Company will, during the Notice Period, continue to pay you your regular base pay, your fiscal year 2010 bonus (as previously determined by the Governance and Compensation Committee) and continue to provide you with those benefits that you were eligible to receive prior to the date hereof. During the Notice Period the Company may, at its sole discretion, choose to discontinue or otherwise limit your access to confidential information and/or elect to: (i) require you to continue to perform your regular and/or comparable alternative duties; (ii) require you to discontinue your duties, in whole or in part; and/or (iii) require you to aid and assist in a reasonable manner with the transition process associated with your departure.
          b. After the Separation Date, you shall remain a member of the Board of Directors of the Company through your current term of service, but you shall no longer be an employee or an executive officer of the Company. The Separation Date shall be the termination date of your employment for purposes of your Employment Agreement dated November 30, 2007 and for purposes of participation in and coverage under all benefit/pension plans and programs sponsored by or through the Company. You agree to submit all requests for reimbursable business expenses incurred as an employee prior to the Separation Date for reimbursement no later than one month following the Separation Date (all such reimbursement requests shall otherwise be in accordance with Company’s usual guidelines and practices).
          c. Except as otherwise expressly provided for herein, you affirm that you have been paid and/or have received all base pay, bonuses, severance and/or benefits to which you may have been entitled during the period of employment with the Company, including any payments or benefits you may have been entitled to and you shall not be entitled to any other compensation, severance, equity or option payments, incentives, bonuses, awards or any other form of payment or benefits from any of the Company, either with respect to prior years or service or your employment in 2010. Notwithstanding the foregoing, you shall remain entitled to (i) your restricted stock and option awards to the extent vested as provided for under this Agreement or otherwise, and (ii) your accrued and vested balance in the Company’s non qualified and unfunded deferred compensation plan (the “Deferral Plan”), and any other accrued and vested rights you may have under any other plans. Except as otherwise provided herein, your rights with respect to the exercise of any vested stock options shall be governed by the terms of the applicable option grant and plan. Amounts payable to you under the Deferral Plan shall be paid to you in accordance with your prior election and otherwise subject to the terms of such plan. For purposes of the Paychex, Inc. 401(k) Retirement Plan, you will be considered a terminated employee as of your Separation Date. All of the terms and conditions of the Company’s benefit plans will continue to be governed by the controlling plan documents.
     2. CONSIDERATION. In consideration of and exchange for your release and waiver of all claims against the Company and your compliance with all other terms and conditions of this Agreement (subject to written notice and an opportunity to cure any alleged breach), the Company agrees to provide you with the following “Consideration”:
          a. The Company shall pay you $1,900,000.00 (less applicable taxes and withholdings), payable within ten (10) business days following the expiration of six months after your Separation Date. The Payment shall not constitute compensation for any purpose under any retirement plan maintained by the Company. In the event of your death or incapacity, the Payment shall be made to your estate or personal representative, as applicable.
          b. If you timely elect COBRA coverage for yourself and/or your eligible dependents, the Company will pay the premiums for such coverage for twelve (12) months following your Separation Date. In addition, following the twelve (12) month coverage period, you may be eligible to elect to continue health coverage on a self-pay basis in accordance with your rights and obligations under COBRA. Information regarding your rights under COBRA will be provided to you under separate cover.
          c. Any options, restricted stock, or other equity granted to you prior to July 1, 2007 that have not previously vested shall vest and become immediately exercisable on the Separation Date. In addition, you will be vested in (i) an additional 11,111 shares of restricted stock associated with your July 17, 2007 award, and (ii) an additional 30,000 non-qualified stock options associated with your July 17, 2007 award. Your exercise period in connection with all vested options shall be one year from the Separation Date.
          d. You acknowledge and agree that the payments provided to you under this Agreement represent good and valuable consideration for your General Release and your obligations hereunder.
     3. a. GENERAL RELEASE OF ALL CLAIMS. You will execute and deliver to the Company on or before Separation Date a General Release in the form set forth in Annex A (“General Release”).
          b. Company’s Release. The Company hereby forever releases and discharges Employee, his heirs, successors, and assigns, from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that the Company had or may now have, from the beginning of the world to the date of this release (the “Company’s Release”). The Company’s Release specifically extends to, without limitation, any and all claims or causes of action under common law as well as any claims under any applicable state, federal, or local statutes and regulations; provided, however, that the Company’s Release does not waive, release, or otherwise discharge any claim or cause of action to enforce the Company’s rights under (x) this Agreement or (y) any option or equity Award Agreement with respect to conduct arising after the date of this release.
          c. The parties agree to execute and exchange mutual “bring down” releases upon the Employee’s resignation from the Board of Directors of the Company.
     4. RESIGNATIONS. Effective as of the Separation Date (or earlier if your employment is terminated), you agree to resign from all subsidiary board seats and any other positions that you hold in connection with your employment by or service in connection with any of the Company and to execute the omnibus resignation letter attached as Annex B and any implementing documentation that the Company may request in connection with such resignations.
     5. RESPONSE TO LEGAL PROCESS. Nothing in this Agreement shall preclude you from providing truthful information to a government agency, or in response to a valid subpoena, or as otherwise required by law.
     6. NO ADMISSION OF WRONGDOING. This Agreement is not intended, and shall not be construed, as an admission that you or the Company have violated any law (statutory or decisional), ordinance or regulation, breached any contract or policy, or committed any wrongdoing.
     7. POST TERMINATION OBLIGATIONS.
          a. Your Existing Contractual Obligations— You acknowledge that by virtue of your employment by the Company as President and CEO, you have had unfettered access to a range of sensitive and confidential information regarding the business operations, strategies, customers, prospects, employees and finances of the Company and its affiliates. You acknowledge that you are bound by the terms of paragraph 6 of your Employment Agreement as signed by you on November 30, 2007 (“Confidentiality Agreement”) and that the provisions of the Confidentiality Agreement shall continue in full force and effect following the Separation Date. You also acknowledge that you continue to be bound by the Non-competition, Non-solicitation, Confidentiality, and Detrimental Conduct provisions of your 2008 and 2009 equity compensation agreements with the Company.
          b. Non-Disparagement. The parties agree that they will not disparage or defame or encourage or induce others to disparage or defame the Employee or the Company, including comments that would adversely affect or damage in any manner (or otherwise portray in a false or negative light) the conduct of the business of, or business reputation of, the Company or any of its officers, directors, executives or personnel.
          c. Indemnification/D&O Coverage. Nothing herein is intended to waive or extinguish any rights you have to coverage as a former executive under the Company’s D&O policies, charter, by-laws or indemnification agreement(s).

     8. RETURN OF PROPERTY. On or before the Separation Date you shall comply in all respects with the Confidentiality Agreement and shall immediately return to the Company all property belonging to the Company and/or the Company Entities, including but not limited to laptop, cell phone, keys, card access to the building and office floors, internal policies and other confidential business financial information and documents, such as files and material in your possession (including any computers, pagers, Blackberry, cellular phones, etc.), and all copies of computerized databases and related materials regarding the Company.
     9. COOPERATION. You agree that it is an essential term and condition of this Agreement that during the three year period following your Separation Date, you cooperate with the Company and its counsel (i) with respect to all matters, for which you had responsibility or oversight while employed and (ii) any claims and/or lawsuits involving the Company of which you may have particular knowledge or in which you may be a witness, and following your termination of employment, you agree to cooperate with, and make yourself available on a reasonable basis to respond to inquiries from, representatives of any of the Company regarding any matters arising during the course of your employment or in connection with any investigation, administrative proceeding, arbitration, mediation or litigation (each, a “Proceeding”) relating to any matter arising during the course of your employment or of which you have knowledge. Such cooperation includes meeting with Company representatives and counsel to disclose such facts as you may know, preparing with the Company’s counsel for any deposition, trial, hearing or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and providing other assistance to the Company and to the Company’s counsel as may, in the judgment of the Company’s counsel, be necessary. You agree that, in the event you are subpoenaed or otherwise required by any person or entity (including, but not limited to, any government agency) to give testimony or produce documents (in a deposition, administrative or court proceeding or otherwise) which in any way relates to your employment by the Company, you will, to the extent not legally prohibited from doing so, give prompt notice of such request to the Chief Legal Officer of the Company so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure. Nothing in this provision shall require you to violate your obligation to comply with valid legal process. The Company will not pay any consulting, per diem, or professional fees for cooperation in such matters; provided, however, the Company shall pay for or directly reimburse you for your reasonable out-of-pocket expenses incurred pursuant to this section 9 (including but not limited to reasonable travel expenses).
     10. MATERIAL BREACH. Any breach of the provisions of Paragraphs 7, 8 and/or 9 above, shall be considered a material breach of this Agreement. In the event that you or the Company have committed a material breach of this Agreement, in addition to any remedies available to the Company under the Confidentiality Agreement or to you, the parties consent to the entry of injunctive relief, in addition to the right to pursue any and all of their remedies under the law. The parties further agree that you or the Company may obtain injunctive relief without the posting of a bond. The parties further agree that the prevailing party in any litigation shall be entitled to recover their attorneys’ fees and costs incurred in any such action. The parties further agree that in the event of an alleged breach of this Agreement by either party, the non-breaching party shall provide written notice of such action and the section of the Agreement under which it constitutes a breach, and further will provide a reasonable opportunity to cure the breach.

     11. REFERENCES; PUBLIC STATEMENTS. All reference inquiries relating to your employment with the Company shall be directed to the Vice President of Organizational Development. Any public statement by you or the Company shall be consistent with the Company’s press release announcing your resignation, attached hereto as Annex C.
     12. GOVERNING LAW AND ENFORCEMENT. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law. Additionally, any action concerning this Agreement shall be commenced exclusively in the state courts of Monroe Country, New York or United States District Court for the Western District of New York, in Rochester, New York. Both parties consent to the exclusive jurisdiction of such state and federal courts and waive any claim under the doctrine of forum non conveniens.
     13. ENTIRE AGREEMENT. You understand that, except as otherwise provided herein, this Agreement constitutes the complete understanding between the Company and you, and, supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities, except that any indemnification rights you were provided as an officer of the Company will survive this Agreement. No other promises or agreements, or modifications, waivers or amendments to this Agreement, shall be binding unless in writing and signed by both the Company and you after the execution of this Agreement. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when executed together, shall constitute but one and the same Agreement. The parties further agree that if any part or any provision of this Agreement is determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of the Agreement.
     14. ACKNOWLEDGMENTS. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) are hereby advised by the Company, in this writing, to consult with an attorney of your choice before signing this Agreement; (c) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with an attorney of your choice; and (d) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.
     15. 409A Considerations. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Employee by Code Section 409A or any damages for failing to comply with Code Section 409A hereunder or otherwise. The reimbursement payment for costs, expenses or in-kind benefits provided for under Section 2(b) of this Agreement or otherwise, except as permitted by Code Section 409A, shall (i) be made no later than the end of the calendar year following the calendar year in which such costs, expenses or in-kind benefits were incurred or provided; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the amounts of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (other than with regard to a limit related to the period in which an arrangement is in effect (other than with regard to a limit related to the period in which the arrangement is in effect with regard to an arrangement subject to Section 105(b) of the Code), and (iii) the reimbursement or in-kind benefit cannot be liquidated or exchanged for any other benefit.
     IN WITNESS WHEREOF, the parties hereto have approved and executed this Agreement as of the dates set forth below:

PAYCHEX, INC.			EMPLOYEE

BY:	/s/ John Morphy		BY:	/s/ Jonathan J. Judge 7/10/2010

	Name:	John Morphy		Jonathan J. Judge
	Title:	Sr. Vice President, Chief Financial Officer, Secretary, Treasurer

Annex A
GENERAL RELEASE
     1. In consideration for the benefits to be provided pursuant to the Agreement entered into between the undersigned and the Company, dated as of July 12, 2010 (the “Agreement”), you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, up to and including the execution of this Agreement, including but not limited to claims for, under, or based on: (i) the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act; (ii) Title VII of the Civil Rights Act of 1964; (iii) the Americans with Disabilities Act; (iv) any claims under Sections 1981 through 1988 of Title 42 of the United States Code; (v) the Employee Retirement Income Security Act of 1974; (vi) the Family and Medical Leave Act; (vii) the National Labor Relations Act; (viii) Sections 503 and 504 of the Rehabilitation Act of 1973; (ix) the New York State Human Rights Law and the New York City Administrative Code; (ix) all other federal, state and local fair employment and civil rights laws; (x) breach of contract (express or implied), retaliation, wrongful discharge, detrimental reliance, defamation, emotional distress, and/or compensatory and/or punitive damages; (xi) claims of any character arising under any laws of any jurisdiction with respect to which the Company may conduct any business operations or otherwise have a place of business, and (x) attorneys’ fees, costs, disbursements and/or the like; all of the above statutes as amended.
a.	Claims Not Released. Notwithstanding the foregoing, you are not releasing claims that relate to: (i) any claims arising after the execution of this General Release; (ii) any claims for enforcement of the Agreement; (iii) claims for accrued, vested benefits under any employee benefit or welfare plan of the Company, or vested option or equity award granted by the Company, in accordance with the terms of such plans, award and applicable law; (iv) any claims or rights which cannot be waived by law; and/or (v) any claims for indemnification or contribution pursuant to Section 7(c) of the Agreement.

b.	Waiver. By virtue of the foregoing, you agree that you have waived any damages and other relief available to you (including, without limitation, monetary damages, equitable relief and reinstatement) with respect to any claim or cause of action released in section 1, above. Therefore, you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any governmental agency) with respect to any claim or right waived in this General Release. You further covenant not to commence any action with respect to any claims released under this General Release, and agree to indemnify the Company for any damages or expenses resulting from your breach of this release.

c.	Rights. Nothing in this General Release shall be construed to prevent you from filing a charge with, or participating in an investigation conducted by any governmental agency, including any federal/state/city fair employment practices agency, to the extent required or permitted by law. Nevertheless, as set forth in (b) above, you acknowledge that you cannot benefit monetarily with respect to any of the claims released and waived in this General Release.
d.	Defined Terms. Capitalized terms used herein shall have the meaning set forth in the Agreement.

e.	Acknowledgments. You acknowledge that you: (a) have carefully read the Agreement and this General Release in its entirety and have had twenty-one (21) days in which to consider its terms; (b) are hereby advised by the Company, in this writing, to consult with an attorney of your choice before signing this General Release; (c) fully understand the significance of all of the terms and conditions of this General Release and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; and (d) are signing this General Release voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

f.	Effective Date. After executing this General Release, you shall have seven (7) days (the “Revocation Period”) to revoke this General Release by indicating your desire to do so in writing delivered to Paychex Vice President, Chief Legal Officer at 911 Panorama Trail South, Rochester, New York 14625-2396, by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this General Release. The effective date of this General Release shall be the eighth (8th) day after you sign the General Release (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period shall be deemed to be the next business day. In the event you do not accept this General Release as set forth above, or in the event you revoke this General Release during the Revocation Period, this General Release, including but not limited to the obligation of the Company to provide the Consideration and other benefits referred to in section 2 of the Agreement, shall be deemed automatically null and void.

/s/ Jonathan J. Judge
Jonathan J. Judge

Dated: 7/31/2010

Annex B
Omnibus Resignation Letter
Paychex, Inc.
July 12, 2010
Ladies and Gentlemen:
     Effective as of July 31, 2010, I hereby retire and resign from any and all positions, offices, board directorships and committee memberships that I may occupy or hold in connection with the Company (as defined in the Separation Agreement and Release dated July 12, 2010), with the exception of my membership on the Paychex, Inc. Board of Directors, for which I shall continue to serve the remainder of my existing term and for which my resignation shall be effective at the expiration of said term. My resignation is not due to any disagreement with the Company related to its operations, policies or practices.

Sincerely,
/s/ Jonathan J. Judge
Jonathan J. Judge

News from Paychex
911 Panorama Trail South • Rochester, NY 14625 • www.paychex.com
For Immediate Release
Paychex President and Chief Executive Officer Resigns
Rochester, NY (July 12, 2010) — The Board of Directors of Paychex, Inc. (NASDAQ: PAYX) today announced the resignation of Jonathan J. Judge as president and chief executive officer, effective July 31, 2010. Judge, who joined Paychex in October 2004 as the company’s second president and CEO, said he is leaving to pursue other interests. He will complete his term as a member of the Paychex Board of Directors.
The Board of Directors immediately began the search for Judge’s successor. In the interim, an executive committee has been formed to lead the company. Members of that committee include the following Paychex executives: Delbert Humenik, senior vice president of sales and marketing; John M. Morphy, senior vice president, chief financial officer, and secretary; and Martin Mucci, senior vice president of operations. Paychex Chairman B. Thomas Golisano and the Board of Directors will provide oversight for the executive committee.
“Jon joined Paychex as my successor, bringing with him experience and qualifications gained during his 25-year career with IBM,” said Golisano, Paychex chairman and founder. “During his tenure with Paychex, Jon guided our company’s revenue growth from $1.4 billion in fiscal 2005 to $2.0 billion in 2010. He also strengthened our management practices, oversaw key technology advances for our payroll and HR offerings, and led our successful entry into the health and benefits business. We thank Jon for his leadership over the last six years and wish him well as he pursues new interests.”
“I have greatly enjoyed my time at Paychex, working with some of the most talented and dedicated employees in the payroll and HR services industry,” said Judge. “We have accomplished a great deal together, and the company will continue to prosper. I have decided this is a good time for me to move on to my next challenge.”
About Paychex
Paychex, Inc. (NASDAQ: PAYX) is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource services include 401(k) plan recordkeeping, health insurance, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices serving approximately 536,000 payroll clients nationwide as of May 31, 2010. For more information about Paychex and our products, visit www.paychex.com.
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Paychex President & CEO Judge Resigns

July 12, 2010
Editor’s note: To access a high-resolution photograph of Jonathan J. Judge, go to the Media Center of www.paychex.com and click on “photos.”
Media Contact
Laura Saxby Lynch
Director, Corporate Communications
585-383-3074 (office)
585-354-3756 (mobile)
lsaxbylynch@paychex.com